Exhibit 99.1

Dollar General Reports Record Fourth Quarter and Full Year 2012 Financial Results

  Fourth Quarter Same-Store Sales Increased 3.0%; Full Year Same-Store Sales Increased 4.7%
  Fourth Quarter EPS of $0.97, including $0.02 per share impact of retroactive income tax credits
  Full Year Adjusted EPS of $2.91; Full Year Reported EPS of $2.85
  Company Increases Share Repurchase Authorization by $500 Million
  Company Provides Strong 2013 Financial Outlook

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 25, 2013--Dollar General Corporation (NYSE: DG) today reported record sales, operating profit and net income for its fiscal 2012 fourth quarter (13 weeks) and full year (52 weeks) ended February 1, 2013.

“Dollar General had yet another outstanding year in 2012 including exceptionally strong fourth quarter results. We grew our market share and invested strategically to continue to win with our customers. These results demonstrate the strength of our business strategy, and we believe we are very well-positioned for future growth,” said Rick Dreiling, chairman and chief executive officer.

“For 2013, we are forecasting another year of strong growth including a total sales increase of 10 to 12 percent, same-store sales growth of 4 to 6 percent and adjusted EPS of $3.15 to $3.30,” Mr. Dreiling continued. “We remain committed to delivering long-term value for our shareholders through increased earnings and return of cash through ongoing share repurchases.”

Fiscal Fourth Quarter 2012 Highlights

Net sales increased 0.5 percent to $4.21 billion in the 2012 fourth quarter compared to $4.19 billion in the 2011 fourth quarter. Excluding sales for the week ending February 3, 2012 (“the 2011 53rd week”) of $289 million, net sales increased 8.0 percent. Same-store sales, based on the comparable 13-week periods ended February 1, 2013 and February 3, 2012, increased 3.0 percent, resulting from increases in both customer traffic and average transaction amount. Same-store sales increases were primarily driven by consumables.

The Company’s gross profit, as a percentage of sales, was 32.5 percent in the 2012 fourth quarter compared to 32.2 percent in the 2011 quarter, an increase of 34 basis points. Factors contributing to the improvement included a significant reduction in the adjustment to the Company’s LIFO reserve in addition to improved transportation efficiencies and higher markups, partially offset by an increase in the mix of consumables, which generally have lower markups than non-consumables, and higher markdowns. Cost of goods sold included charges to increase the Company’s LIFO reserve of $0.2 million in the 2012 fourth quarter compared to $22.3 million in the 2011 fourth quarter.

Selling, general and administrative expenses (“SG&A”) were $845 million, or 20.1 percent of sales, in the 2012 13-week fourth quarter, compared to $838 million, or 20.0 percent of sales, in the 2011 14-week quarter. Excluding the acceleration of equity-based compensation and other expenses resulting from secondary offerings of the Company’s common stock of $10.3 million in the 2011 quarter, SG&A, as a percentage of sales, increased by 31 basis points. Costs that increased at a rate higher than the increase in sales include rent expense, depreciation expense, primarily related to store fixtures and equipment, and fees associated with the increased use of debit cards. Retail labor expense, as a percentage of sales, decreased due to efficiencies driven by the Company’s workforce management system and work simplification efforts. In the 2011 fourth quarter, SG&A was favorably impacted by increased sales, including the 2011 53rd week, among other factors.

Operating profit was $522 million, or 12.4 percent of sales, in the 2012 fourth quarter, compared to $508 million, or 12.1 percent of sales, in the 2011 fourth quarter. Excluding the acceleration of equity-based compensation and other secondary offering expenses, 2011 fourth quarter operating profit was $519 million, or 12.4 percent of sales.

Interest expense was $27 million in the 2012 fourth quarter compared to $40 million in the 2011 fourth quarter, with the decrease attributable to lower all-in interest rates.

The effective income tax rate in the 2012 fourth quarter was 35.9 percent compared to 37.5 percent in the 2011 fourth quarter. The 2012 fourth quarter benefited by approximately $6.5 million, or $0.02 per share, from the retroactive (for employees hired on or after January 1, 2012) reenactment of the Work Opportunity Tax Credit (“WOTC”). Had WOTC been effective for these employees from the beginning of the fiscal year, income tax expense in prior quarters would have been reduced by the following estimated amounts: $2.6 million in the first quarter, $2.3 million in the second quarter and $1.6 million in the third quarter.

Net income for the 2012 fourth quarter was $317 million, or diluted earnings per share (“EPS”) of $0.97, compared to net income of $293 million, or diluted EPS of $0.85, in the fourth quarter of fiscal 2011. Adjusted net income, as defined below, in the 2011 fourth quarter was $299 million, or adjusted diluted EPS of $0.87. The Company estimates that the 2011 53rd week contributed approximately $0.06 per share.

Adjusted net income is defined as net income excluding specifically identified expenses. For the 2012 and 2011 full years, the adjustments relate to the acceleration of equity-based compensation and expenses relating to secondary offerings of the Company’s common stock and net losses on debt repurchases in each year, $13.1 million relating to two settled legal matters in 2011 and certain items resulting from debt refinancing and interest rate swaps in 2012. In the 2011 fourth quarter, the acceleration of equity-based compensation and other expenses relating to a secondary offering of the Company’s stock were excluded. The income tax effect of adjustments is also excluded from all periods presented. A reconciliation of adjusted net income to net income is presented in the accompanying schedules.

Full Year 2012 Financial Results

Full year 2012 net sales increased 8.2 percent to $16.02 billion compared to net sales of $14.81 billion in 2011. Excluding the impact of the 2011 53rd week, net sales increased 10.4 percent. Same-store sales, based on the comparable 52-week periods ended February 1, 2013 and February 3, 2012, increased 4.7 percent, including increases in both customer traffic and average transaction amount, resulting from the refinement of the Company’s merchandise offerings, improvements in category management processes and store standards, and increased utilization of store square footage. The increase in sales of consumables outpaced non-consumables, with sales of snacks, candy, beverages and perishables contributing the majority of the increase throughout the year.

The Company’s gross profit rate was 31.7 percent of sales in 2012 and 2011. Factors favorably impacting the gross profit rate included a significantly lower LIFO provision, higher inventory markups, and improved transportation efficiencies due in part to a decrease in average miles per delivery enabled by the Company's new distribution centers and other logistics initiatives. These positive factors were offset by higher markdowns, a reduction in price increases and a modest increase in the inventory shrinkage rate compared to 2011. In addition, consumables, which generally have lower markups than non-consumables, represented a greater percentage of sales in 2012 than in 2011. Primarily as the result of lower inflation on commodities in 2012, the LIFO provision decreased to $1.4 million in 2012 compared to $47.7 million in 2011.

Full year SG&A expense was 21.4 percent of sales in 2012 compared to 21.7 percent in 2011, an improvement of 25 basis points. Retail labor expense increased at a lower rate than the increase in sales, partially due to ongoing benefits of the Company’s workforce management system coupled with savings due to various store work simplification initiatives. Also positively impacting SG&A were lower legal settlement expenses in 2012 due to two legal matters settled in 2011 for a combined cost of $13.1 million and the impact of decreased expenses ($2.9 million in 2012 compared to $11.1 million in 2011) relating to secondary offerings of the Company’s common stock. Costs that increased at a rate higher than the increase in sales included rent expense, fees associated with the increased use of debit cards and depreciation expense, primarily related to additions of certain store equipment and fixtures. SG&A in 2011 was favorably impacted by increased sales, including the 2011 53rd week, among other factors.

Full year operating profit increased by 11 percent to $1.66 billion, or 10.3 percent of sales, in 2012 compared to $1.49 billion, or 10.1 percent of sales, in 2011. Excluding the acceleration of equity-based compensation and other secondary offering expenses from both years and expenses related to certain legal settlements in 2011, operating profit increased 9 percent to $1.66 billion, or 10.4 percent of sales, in 2012 compared to $1.52 billion, or 10.2 percent of sales, in 2011.

Interest expense in 2012 was $128 million, a decrease of $77 million from 2011, due to lower average outstanding long-term obligations, resulting from repurchases and refinancing of indebtedness in 2012 and 2011 and lower all-in interest rates on long-term obligations.

Other (income) expense in 2012 included pretax losses totaling $29.0 million resulting from the repurchase of the Company’s 11.875%/12.125% senior subordinated notes. Other (income) expense in 2011 includes pretax losses totaling $60.3 million resulting from the repurchase of the Company’s 10.625% senior notes.

The effective income tax rate for 2012 was 36.4 percent compared to a rate of 37.4 percent for 2011. The 2012 income tax rate was lower than the 2011 rate primarily due to an adjustment of $14.5 million, or $0.04 per diluted share, associated with an adjustment of accruals due to the favorable resolution of income tax audits, which was recorded in the fiscal 2012 second quarter.

The Company reported net income of $953 million, or diluted EPS of $2.85 for fiscal year 2012 compared to net income of $767 million, or diluted EPS of $2.22 for fiscal year 2011. Adjusted net income, as defined above and as reconciled to net income in the accompanying schedules, increased 19 percent to $973 million, or $2.91 per diluted share, in fiscal 2012, compared to adjusted net income of $819 million, or $2.37 per diluted share, in fiscal 2011.

Merchandise Inventories

As of February 1, 2013, total merchandise inventories, at cost, were $2.40 billion compared to $2.01 billion as of February 3, 2012, an increase of 13 percent on a per-store basis. Annual inventory turns were 5.0 times in 2012. The increase in per-store inventories was due to several factors including new items introduced in 2012, improved presentation levels of select categories and early receipt of items related to the Company’s 2013 planogram changes, including the “Phase Five” initiative to increase productivity in older format stores.

Capital Expenditures

Total additions to property and equipment in 2012 were $572 million, including: $155 million for new leased stores; $132 million for stores purchased or built by the Company; $83 million for distribution centers; $80 million for remodels and relocations of existing stores; $71 million for improvements and upgrades to existing stores; $27 million for information systems upgrades and technology-related projects; and $17 million for transportation-related capital.

During 2012, the Company opened 625 new stores and remodeled or relocated 592 stores.

Share Repurchases

In 2012, the Company repurchased $671 million, or 14.4 million shares, under its share repurchase program, including $75 million, or 1.7 million shares, repurchased in the 2012 fourth quarter. Since the inception of the program in December 2011, the Company has repurchased 19.3 million shares totaling $856 million. Including an additional $500 million authorization by the Company’s board of directors on March 19, 2013, $644 million remains available for repurchase under the Company’s share repurchase program.

Fiscal 2013 Financial Outlook

For the 2013 fiscal year, the Company expects total sales to increase 10 to 12 percent over the 2012 fiscal year. Same-store sales are expected to increase 4 to 6 percent. Operating profit for 2013 is expected to be in the range of $1.780 billion to $1.845 billion. The Company expects sales and EPS growth to be stronger in the second half of the year as merchandising initiatives are implemented, including the rollout of tobacco products to substantially all stores and the completion of “Phase Five.” In particular, the first quarter sales comparison is very challenging as the Company laps a very strong 6.7 percent same-store sales increase in the 2012 first quarter.

The Company expects full year interest expense to be in the range of $100 million to $110 million. Diluted EPS for the fiscal year, adjusted to exclude potential charges or expenses relating to amendments to or refinancing of any notes, loans or revolving credit facilities and any expenses resulting from potential secondary stock offerings, is expected to be approximately $3.15 to $3.30, based on approximately 327 million weighted average diluted shares, assuming share repurchases. The full year 2013 effective tax rate is expected to be approximately 38 percent.

Capital expenditures are expected to be in the range of $575 million to $625 million in 2013. Approximately 50 percent of planned capital spending is for investment in store growth and development, including new stores, remodels, relocations and purchases of existing store locations; approximately 30 percent is planned for transportation, distribution and special projects; and the remaining 20 percent is expected to be spent on maintenance capital. The Company plans to open approximately 635 new stores, including approximately 20 Dollar General Market stores and 40 Dollar General Plus stores. In addition, the Company plans to remodel or relocate a total of approximately 550 stores. Square footage is again expected to increase by approximately 7 percent. The Company expects its new Pennsylvania distribution center to be fully operational in the first quarter of fiscal 2014.

The Company plans to utilize a portion of its cash flows in 2013 to repurchase common stock under its share repurchase program, while targeting a ratio of adjusted debt, which includes an adjustment to estimate capitalized rent based on rent expense times 8, to adjusted EBITDAR (defined as earnings before interest, income taxes, depreciation, amortization and rent) at or below 3.0 to 1.

The volatility of the macroeconomic environment continues to pressure the consumer and impact the Company’s cost of purchasing and delivering merchandise to its stores. Management continues to closely monitor customers’ responses to the economic and competitive climates.

Conference Call Information

The Company will hold a conference call on Monday morning, March 25, 2013 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is “Dollar General.” The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Monday, April 8, 2013, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 63588652.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”), including adjusted net income and adjusted diluted EPS. The Company has also provided calculations of EBITDA (defined as earnings before interest, income taxes, depreciation and amortization), adjusted EBITDA, adjusted EBITDAR and adjusted debt, which are non-GAAP measures.

Reconciliations of all of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. In addition, for reference, the schedules also include calculations of SG&A and operating profit, excluding certain expenses. In addition to historical results, guidance for fiscal 2013 is based on comparable adjustments.

The Company believes that providing comparisons to net income and diluted earnings per share, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance. The Company believes that the presentation of EBITDA and adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio. Adjusted debt and adjusted EBITDAR are used in the Company’s calculation of adjusted debt to adjusted EBITDAR, which is considered by the Company to be an important measure of financial leverage.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, diluted earnings per share, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA, adjusted EBITDA and adjusted EBITDAR are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the sections entitled “Fiscal 2013 Financial Outlook” as well as other statements regarding the Company's outlook, plans and intentions. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “may,” “should,” “could,” “believe,” “anticipate,” “project,” “plan,” “schedule,” “on track,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “focus,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which was expected. The Company derives many of these statements from its operating budgets and forecasts, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect its actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth or in effecting relocations or remodels, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors, as well as trade restrictions;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands and in achieving its other initiatives;
  unfavorable publicity or consumer perception of the Company’s products;
  the Company’s debt levels and restrictions in its debt agreements;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation and the cost of goods;
  increases in commodity prices (including, without limitation, cotton, wheat, corn, sugar, oil, paper, nuts and resin);
  levels of inventory shrinkage;
  seasonality of the Company’s business;
  increases in costs of fuel or other energy, transportation or utilities costs and in the costs of labor, employment and healthcare;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare and unionization) and developments in and outcomes of legal proceedings, investigations or audits;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments or work stoppages or other labor disruptions that could impede the receipt of merchandise or increase the cost of such receipt;
  delays or unanticipated expenses in constructing or opening new distribution centers;
  damage to or interruption of the Company’s information systems;
  a data security breach;
  changes in the competitive environment in the Company’s industry and the markets where the Company operates;
  natural disasters, unusual weather conditions, pandemic outbreaks, boycotts, war and geo-political events;
  the incurrence of material uninsured losses, excessive insurance costs or accident costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  interest rate and currency exchange fluctuations;
  the Company’s failure to maintain effective internal controls;
  changes to income tax expense due to changes in or interpretation of tax laws, or as a result of federal or state income tax examinations;
  changes to or new accounting guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its other SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With 10,506 stores in 40 states as of February 1, 2013, Dollar General has more retail locations in the U.S. than any other retailer. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg’s, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	February 1,	February 3,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$140,809	$126,126
Merchandise inventories	2,397,175	2,009,206
Prepaid expenses and other current assets	139,129	139,742
Total current assets	2,677,113	2,275,074
Net property and equipment	2,088,665	1,794,960
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,219,543	1,235,954
Other assets, net	43,772	43,943
Total assets	$10,367,682	$9,688,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$892	$590
Accounts payable	1,261,607	1,064,087
Accrued expenses and other	357,438	397,075
Income taxes payable	95,387	44,428
Deferred income taxes	23,223	3,722
Total current liabilities	1,738,547	1,509,902
Long-term obligations	2,771,336	2,617,891
Deferred income taxes	647,070	656,996
Other liabilities	225,399	229,149
Total liabilities	5,382,352	5,013,938

Commitments and contingencies

Shareholders’ equity:
Preferred stock	-	-
Common stock	286,185	295,828
Additional paid-in capital	2,991,351	2,967,027
Retained earnings	1,710,732	1,416,918
Accumulated other comprehensive loss	(2,938)	(5,191)
Total shareholders’ equity	4,985,330	4,674,582
Total liabilities and shareholders’ equity	$10,367,682	$9,688,520

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	February 1,		February 3,
	2013	% of Net	2012	% of Net
	(13 Weeks)	Sales	(14 Weeks)	Sales
Net sales	$4,207,621	100.00%	$4,185,073	100.00%
Cost of goods sold	2,839,822	67.49	2,838,704	67.83
Gross profit	1,367,799	32.51	1,346,369	32.17
Selling, general and administrative expenses	845,450	20.09	838,129	20.03
Operating profit	522,349	12.41	508,240	12.14
Interest expense	27,460	0.65	40,069	0.96
Other (income) expense	-	-	51	-
Income before income taxes	494,889	11.76	468,120	11.19
Income tax expense	177,467	4.22	175,610	4.20
Net income	$317,422	7.54%	$292,510	6.99%

Earnings per share:
Basic	$0.97		$0.86
Diluted	$0.97		$0.85
Weighted average shares outstanding:
Basic	327,596		340,021
Diluted	328,857		343,794

	For the Year Ended
	February 1,		February 3,
	2013	% of Net	2012	% of Net
	(52 Weeks)	Sales	(53 Weeks)	Sales
Net sales	$16,022,128	100.00%	$14,807,188	100.00%
Cost of goods sold	10,936,727	68.26	10,109,278	68.27
Gross profit	5,085,401	31.74	4,697,910	31.73
Selling, general and administrative expenses	3,430,125	21.41	3,207,106	21.66
Operating profit	1,655,276	10.33	1,490,804	10.07
Interest expense	127,926	0.80	204,900	1.38
Other (income) expense	29,956	0.19	60,615	0.41
Income before income taxes	1,497,394	9.35	1,225,289	8.27
Income tax expense	544,732	3.40	458,604	3.10
Net income	$952,662	5.95%	$766,685	5.18%

Earnings per share:
Basic	$2.87		$2.25
Diluted	$2.85		$2.22
Weighted average shares outstanding:
Basic	332,254		341,234
Diluted	334,469		345,117

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Year Ended
	February 1,	February 3,
	2013	2012
	(52 Weeks)	(53 Weeks)
Cash flows from operating activities:
Net income	$952,662	$766,685
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	302,911	275,408
Deferred income taxes	(2,605)	10,232
Tax benefit of stock options	(87,752)	(33,102)
Loss on debt retirement, net	30,620	60,303
Non-cash share-based compensation	21,664	15,250
Other non-cash gains and losses	6,774	54,190
Change in operating assets and liabilities:
Merchandise inventories	(391,409)	(291,492)
Prepaid expenses and other current assets	5,553	(34,554)
Accounts payable	194,035	104,442
Accrued expenses and other liabilities	(36,741)	71,763
Income taxes	138,711	51,550
Other	(3,071)	(195)
Net cash provided by (used in) operating activities	1,131,352	1,050,480

Cash flows from investing activities:
Purchases of property and equipment	(571,596)	(514,861)
Proceeds from sales of property and equipment	1,760	1,026
Net cash provided by (used in) investing activities	(569,836)	(513,835)

Cash flows from financing activities:
Issuance of long-term obligations	500,000	-
Repayments of long-term obligations	(478,255)	(911,951)
Borrowings under revolving credit facility	2,286,700	1,157,800
Repayments of borrowings under revolving credit facility	(2,184,900)	(973,100)
Debt issue costs	(15,278)	-
Repurchases of common stock	(671,459)	(186,597)
Other equity transactions, net of employee taxes paid	(71,393)	(27,219)
Tax benefit of stock options	87,752	33,102
Net cash provided by (used in) financing activities	(546,833)	(907,965)

Net increase (decrease) in cash and cash equivalents	14,683	(371,320)
Cash and cash equivalents, beginning of period	126,126	497,446
Cash and cash equivalents, end of period	$140,809	$126,126

Supplemental cash flow information:
Cash paid for:
Interest	$121,712	$209,351
Income taxes	$422,333	$382,294
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$39,147	$35,662
Purchases of property and equipment under capital lease obligations	$3,440	$-

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	February 1, 2013	February 3, 2012
	(13 Weeks)	(14 Weeks)	% Change
Consumables	$3,042,496	$2,987,830	1.8%
Seasonal	639,627	657,541	-2.7%
Home products	288,742	298,257	-3.2%
Apparel	236,756	241,445	-1.9%
Net sales	$4,207,621	$4,185,073	0.5%

	For the Year Ended
	February 1, 2013	February 3, 2012
	(52 Weeks)	(53 Weeks)	% Change
Consumables	$11,844,846	$10,833,735	9.3%
Seasonal	2,172,399	2,051,098	5.9%
Home products	1,061,573	1,005,219	5.6%
Apparel	943,310	917,136	2.9%
Net sales	$16,022,128	$14,807,188	8.2%

Store Activity

		For the Year Ended
		February 1, 2013	February 3, 2012
		(52 Weeks)	(53 Weeks)

Beginning store count		9,937	9,372
New store openings		625	625
Store closings		(56)	(60)
Net new stores		569	565
Ending store count		10,506	9,937
Total selling square footage (000’s)		76,909	71,774
Growth rate (square footage)		7.2%	7.0%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share
Selling, General & Administrative Expenses and Operating Profit, Excluding Certain Items
(in millions, except per share amounts)

	For the Quarter Ended
	February 1, 2013		February 3, 2012		Increase
	(13 Weeks)		(14 Weeks)
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$4,207.6		$4,185.1		$22.5	0.5%

Selling, general and administrative (“SG&A”)	$845.5	20.09%	$838.1	20.03%	$7.4	0.9%
Secondary offering expenses	-		(0.5)
Acceleration of equity-based compensation	-		(9.8)
SG&A, excluding certain items	$845.5	20.09%	$827.8	19.78%	$17.7	2.1%

Operating profit	$522.3	12.41%	$508.2	12.14%	$14.1	2.8%
Secondary offering expenses	-		0.5
Acceleration of equity-based compensation	-		9.8
Operating profit, excluding certain items	$522.3	12.41%	$518.5	12.39%	$3.8	0.7%

Net income	$317.4	7.54%	$292.5	6.99%	$24.9	8.5%
Secondary offering expenses	-		0.5
Acceleration of equity-based compensation	-		9.8
Total adjustments, before income taxes	-		10.3
Income tax effect of adjustments	-		(3.8)
Net adjustments	-		6.5
Adjusted net income	$317.4	7.54%	$299.0	7.14%	$18.4	6.2%

Diluted earnings per share:
As reported	$0.97		$0.85		$0.12	14.1%
Adjusted	$0.97		$0.87		$0.10	11.5%

Weighted average diluted shares	328.9		343.8

	For the Year Ended
	February 1, 2013		February 3, 2012		Increase
	(52 Weeks)		(53 Weeks)
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$16,022.1		$14,807.2		$1,214.9	8.2%

Selling, general and administrative (“SG&A”)	$3,430.1	21.41%	$3,207.1	21.66%	$223.0	7.0%
Litigation settlements	-		(13.1)
Secondary offering expenses	(1.4)		(0.8)
Acceleration of equity-based compensation	(1.5)		(10.3)
SG&A, excluding certain items	$3,427.2	21.39%	$3,182.9	21.50%	$244.3	7.7%

Operating profit	$1,655.3	10.33%	$1,490.8	10.07%	$164.5	11.0%
Litigation settlements	-		13.1
Secondary offering expenses	1.4		0.8
Acceleration of equity-based compensation	1.5		10.3
Operating profit, excluding certain items	$1,658.2	10.35%	$1,515.0	10.23%	$143.2	9.4%

Net income	$952.7	5.95%	$766.7	5.18%	$186.0	24.3%
Litigation settlements	-		13.1
Secondary offering expenses	1.4		0.8
Acceleration of equity-based compensation	1.5		10.3
Adjustment for settlement of interest rate swaps	(2.5)		-
Write-off of capitalized debt costs	1.6		-
Debt amendment fees	1.7		-
Repurchase of long-term obligations, net	29.0		60.3
Total adjustments before income taxes	32.7		84.5
Income tax effect of adjustments	(12.3)		(32.7)
Net adjustments	20.4		51.8
Adjusted net income	$973.1	6.07%	$818.5	5.53%	$154.6	18.9%

Diluted earnings per share:
As reported	$2.85		$2.22		$0.63	28.4%
Adjusted	$2.91		$2.37		$0.54	22.8%

Weighted average diluted shares outstanding	334.5		345.1

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Continued)

RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDAR

	For the Quarter Ended		For the Year Ended
	February 1,	February 3,	February 1,	February 3,
(In millions)	2013	2012	2013	2012
	(13 Weeks)	(14 Weeks)	(52 Weeks)	(53 Weeks)

Net income	$317.5	$292.5	$952.7	$766.7
Add (subtract):
Interest expense	27.4	40.0	127.9	204.9
Depreciation and amortization	78.1	68.1	293.5	264.1
Income taxes	177.4	175.6	544.7	458.6
EBITDA	600.4	576.2	1,918.8	1,694.3

Adjustments:
Loss on debt retirement, net	-	-	30.6	60.3
(Gain) loss on hedging instruments	-	0.1	(2.4)	0.4
Non-cash expense for share-based awards	6.3	4.3	21.7	15.3
Litigation settlement and related costs, net	-	-	-	13.1
Indirect costs related to merger and stock offering	0.1	0.5	1.4	0.9
Other non-cash charges (including LIFO)	(0.3)	22.6	10.4	53.3
Other	-	-	2.5	-
Total Adjustments	6.1	27.5	64.2	143.3
Adjusted EBITDA	$606.5	$603.7	$1,983.0	$1,837.6
Rent Expense			614.3	542.3
Adjusted EBITDAR			$2,597.3	$2,379.9

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Continued)
(Dollars in millions)

Senior Secured Incurrence Test

	February 1,	February 3,
	2013	2012
Senior secured debt	$2,272.2	$2,167.8
Less: cash	140.8	126.1
Senior secured debt, net of cash	$2,131.4	$2,041.7
Adjusted EBITDA	$1,983.0	$1,837.6
Ratio of senior secured debt, net of cash, to Adjusted EBITDA	1.07x	1.11x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	February 1,	February 3,
	2013	2012
Total long-term obligations	$2,772.2	$2,618.5
Adjusted EBITDA	$1,983.0	$1,837.6
Ratio of long-term obligations to Adjusted EBITDA	1.40x	1.42x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	February 1,	February 3,
	2013	2012
Total long-term obligations	$2,772.2	$2,618.5
Less: cash	140.8	126.1
Total long-term obligations, net of cash	$2,631.4	$2,492.4
Adjusted EBITDA	$1,983.0	$1,837.6
Ratio of long-term obligations, net of cash, to Adjusted EBITDA	1.33x	1.36x

Calculation of Adjusted Debt to Adjusted EBITDAR

	February 1,	February 3,
	2013	2012
Total long-term obligations	$2,772.2	$2,618.5
Add: Rent x 8	4,914.4	4,338.4
Adjusted Debt	$7,686.6	$6,956.9
Adjusted EBITDAR	$2,597.3	$2,379.9
Ratio of Adjusted Debt to Adjusted EBITDAR	2.96x	2.92x

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Gordon, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media Contacts:
Dan MacDonald, 615-855-5209
or
Crystal Ghassemi, 615-855-5210